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EXHIBIT 99.2

                         COMPENSATION COMMITTEE CHARTER

            This Compensation Committee Charter ("Charter") has been adopted by the Board of Directors (the "Board") of Atari, Inc. (the "Company"). The Compensation Committee of the Board (the "Committee") shall be appointed by the Board and shall be constituted and have the authority and responsibility described herein. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

                              PURPOSE; ORGANIZATION

            The Committee assists the Board in fulfilling its responsibility for oversight of compensation planning applicable to the Company's employees of all levels, including senior management personnel. The Committee may also have such other duties as may from time to time be assigned to it by the Board. The membership of the Committee shall consist of at least three directors, a majority of whom shall satisfy, by July 1, 2004, the applicable independence requirements of the listing standards of the NASDAQ Stock Market. The Board will designate one member of the Committee as its chairperson. The Committee shall meet at least twice a year and make a report to the Board following each meeting.

                                RESPONSIBILITIES

            Although the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below. The Committee shall be responsible for the following:

      -     Review and approve annual bonus incentive plans.

      - Review stock option plans applicable to employees, directors and consultants and the process of granting stock options.

      -     Review guidelines pertaining to annual salary increases.

      -     Review and approve senior management compensation packages.

      - Review and approve extraordinary compensation-related matters when necessary.

      - Be consulted with respect to significant compensation and benefits programs.

      - Report to the Board on all of the above matters in sufficient detail so that all Board members are well informed on such matters.

      - Evaluate its own performance at least annually to determine whether it is functioning effectively.